Exhibit 10.4

Critical Path, Inc.
Two Harrison Street
Second Floor
San Francisco, CA 94105

MEMORANDUM

Date:	May 7, 2007

To:	Barry Twohig

From:	Michael Plumleigh, General Counsel and Secretary

Re:	Confirmation of Vesting upon Change of Control and Severance upon Termination

Vesting. On behalf of the Company and the Board of Directors, I am pleased to re-confirm the provisions for acceleration of vesting of your outstanding options or equivalent time-vested equity compensation (the “Options”) upon the occurrence of certain events following a Change of Control, as defined in your prior Change of Control provisions in the memorandum dated March 1, 2003 attached hereto (“2003 Memorandum”). Now that you have signed a new agreement dated February 23, 2007 with Critical Path B.V. in connection with your relocation to Dublin (“Agreement”), this memorandum serves as confirmation that your prior Change of Control provisions, as set forth in the 2003 Memorandum, are still in effect.

Severance. In addition, this memorandum confirms the Compensation Committee’s approval of the following severance compensation: to the extent you are terminated for any reason without Cause (as defined in the 2003 Memorandum), you will receive, upon termination, a severance payment equal to the greater of twelve (12) months base salary or the amount of months required to be paid under applicable Irish or European law, including for the avoidance of doubt any notice period payments or holiday payments due to you by the Company.

To the extent necessary, your Agreement is hereby deemed amended, effective as of the date hereof, consistent with the foregoing. All other provisions of your Agreement remain in full force and effect.

Attachment: March 1, 2003 Change of Control Memorandum

Please acknowledge the foregoing by signing the enclosed copy below and returning it to the Company. The original is for your records.

Acknowledged:
/s/ Barry Twohig
Barry Twohig

Dated: May 8, 2007

MEMORANDUM

Date:	March 1, 2003

To:	Barry Twohig

From:	Michael Zukorman, SVP and General Counsel

Re:	Vesting Upon Change of Control

On behalf of the Company and the Board of Directors, I am pleased to confirm the provisions for acceleration of vesting of your outstanding options or equivalent time-vested equity compensation (the “Options”) upon the occurrence of certain events following a Change of Control (as defined below).

1. Accelerated Vesting of Shares. Should there occur any Involuntary Termination within twelve (12) months following a Change of Control of the Company (pursuant to which your Options either continue, or are assumed or substituted with equivalent options (or time-vested equity) by a successor corporation or parent or subsidiary thereof), then on the effective date of the Involuntary Termination, any Option(s) held by you at the time of the Involuntary Termination shall, in addition to amounts already vested and/or exerciseable, immediately vest and become exerciseable.

2. Definitions.

(a) “Involuntary Termination” shall mean the termination of your employment with the Company or the successor to the Company pursuant to the Change of Control, or its affiliate (“Successor”):

(i) involuntarily upon your dismissal, other than for Cause (as defined below); or

(ii) voluntarily or involuntarily following (A) a material reduction in either your base compensation or your responsibilities from their levels immediately prior to the Change of Control, (B) a change in your place of employment to a place of employment more than one hundred (100) miles from your place of employment immediately prior to the Change of Control; or (C) a material breach by the Company or its Successor of any of its material obligations under this or any other written, and fully signed agreement between you and the Company.

(b) “Change of Control” shall mean the consummation of one of the following:

(i) the acquisition of 50% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

(ii) a merger, reverse merger, consolidation or other reorganization of the Company (other than, a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization, the stockholders of the Company immediately prior to such, merger, reverse merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity (or any direct or indirect parent corporation of such surviving or resulting entity) after such meager, consolidation or other reorganization;

(iii) the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

(iv) the dissolution of the Company pursuant to action validly taken by the stockholders of the Company in accordance with applicable state law.

(c) The terms “Cause” shall mean (i) any act of personal dishonesty by you in connection with your responsibilities as an employee; (ii) conviction of a felony (iii) an act by you which constitutes gross misconduct, (iv) material breach by you of your employee confidentiality agreement with the Company or its Successor, including without limitation, theft or other misappropriation of proprietary information of the Company or its Successor, or a material breach by you of any material provision of any other written agreement between you and the Company or its Successor.

3. Amendment to Option Agreement. To the extent necessary, your Option agreement is hereby deemed amended, effective as of the date hereof, consistent with the foregoing. All other provisions of your Option agreement remain in full force and effect.

Please acknowledge the foregoing by signing the enclosed copy below and returning it to the Company. The original is for your records.

Acknowledged:
/S/ BARRY TWOHIG
EMPLOYEE
Dated: 24-July-2003